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                                                                   EXHIBIT 10.77

                          CATALYST SEMICONDUCTOR, INC.
                               Severance Agreement

This Severance Agreement ("Agreement") is made as of this 26 day of April, 2001 between Gelu Voicu ("Employee") and Catalyst Semiconductor, Inc.
("Corporation").

                                   WITNESSETH

WHEREAS, Employee is employed by the Corporation.

WHEREAS, the Corporation and Employee mutually desire to enter into a severance agreement with respect to Employee's employment by the Corporation.

NOW, THEREFORE, in consideration of the mutual convents hereinafter contained, the Corporation and Employee agree as follows:

1)      INVOLUNTARY TERMINATION.

        For the purpose of this Agreement, "Involuntary Termination" include termination for reasons other than for cause of Employee's resignation following (I) a reduction in compensation which is not in proportion to any salary reduction program approved by the Board which affects all officers of Employer; (II) a reduction in material benefits; (III) a reduction in job responsibilities (being offered a position lower than VP reporting directly to the CEO); or (IV) the relocation of Employee's primary place of business without Employee's consent to a location more than fifty (50) miles from Employee's primary place of business immediately prior to such relocation.

        If Employee's employment is terminated as a result of Involuntary Termination other than for cause, at any time prior to three years from this date, Employee will be entitled to consideration as defined below:

2)      SEVERANCE BENEFITS FOR INVOLUNTARY TERMINATION FOLLOWING A CHANGE OF
        CONTROL.

        a) Employee shall be entitled to hundred percent (100%) of his current compensation payable in 12 equal monthly installments, commencing one month after the termination date.

        b) All outstanding unvested stock options shall immediately vest as of the date of termination and shall remain exercisable for a period of three years after said date.

        c) In addition, as the termination date, Employee shall be entitled to receive any unpaid salary and accrued vacation.

        d) Change of control is defined as any sale of substantially all of the Company's assets, a sale of a majority of its shares or a merger or consolidation where the



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                existing shareholders do not control at least 50% of the total voting power after the event.

3)      SEVERANCE BENEFITS FOR INVOLUNTARY TERMINATION APART FROM A CHANGE OF
        CONTROL.

        a) Employee will be entitled to fifty percent (50%) of his current compensation payable in six equal monthly installments, commencing one month after the termination date.

        b) All outstanding vested options as of this date shall remain exercisable for a period of one year after termination date.

        c) In addition, as of the termination date, Employee shall be entitled to receive any unpaid salary and accrued vacation pay.

        d) For purposes of section 2 and 3 of this Agreement, "current compensation" shall mean an amount equal to the annual base salary for the year in which the termination occurs plus the amount of any bonus payable to Employee during that year.

4) No severance payment will be made under paragraphs 2 or 3 if termination occurs, for any reason, during the first ninety (90) days of employment.

5) CONFIDENTIAL INFORMATION. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Corporation and shall continue to comply with the terms and conditions of the Confidentiality Agreement(s) between Employee and Corporation.

6) NON-DISPARAGEMENT. Employee agrees not to disparage the Corporation or any of its officers, directors, employees, products, vendors or customers.

7) RELEASE OF CLAIMS. Both parties agree that the foregoing consideration represents settlement in full of all outstanding obligations owed by Corporation to the Employee. Employee and his respective heirs, executors, assigns and agents hereby fully and forever releases Corporation and its officers, directors, employees, assigns and agents from any claim, duty, obligation or cause of action relating to any matters, known or unknown, arising from any omissions, acts or facts that have occurred up until the termination date, including without limitation:

        a) Any claims relating to Employee's employment relationship with the Corporation.

        b) Any claims relating to Employee's receipt of options and/or purchase or sales of shares of stock of the Corporation.

        c)      Any claims for violation of state, federal or municipal law.



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8)      CONFIDENTIALITY. The parties agree to use their best efforts to maintain in confidence the existence, contents and terms of this Agreement, except as disclosure may be required by law.

9) TAX CONSEQUENCES. The Corporation makes no representations or warranties with respect to the tax consequences of any consideration received by Employee under the terms of this Agreement. Employee agrees that he is solely responsible for payment, if any, of local, state or federal taxes on all consideration received. Employee further agrees to indemnify the Corporation for any claims due to his failure to pay any such taxes.

10) ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding between the Corporation and Employee concerning Employee's relationships with the Corporation and supersedes any prior written or oral agreements concerning Employee relationship with and compensation from the Corporation and may not be changed except in written form signed by both parties.

11) GOVERNING LAW: JURISDICTION. This Agreement, shall be governed by the laws of the State of California. Any disputes shall be resolved by binding arbitration by JAMSENDISPUTE in Santa Clara County, to which binding arbitration both parties consent.

12) NO LEGAL REPRESENTATION. Employee is advised to seek his own legal advice in this matter and acknowledges that Venture Law Group and Lionel
        M. Allan are acting solely as counsel for the Corporation and not for Employee.

IN WITNESS WHEREOF, the parties have executed this Agreement, as of the date first written above.

Catalyst Semiconductor, Inc.


By: /s/ Radu Vanco                                 /s/ Gelu Voicu
   --------------------------------     ----------------------------------------
    Radu Vanco                               In his individual capacity
    President and CEO                                Gelu Voicu



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